UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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TECO Energy, Inc.

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POWER BLOG: EMERA TO ACQUIRE TECO ENERGY

We’re proud to introduce our customers to Emera

Your hometown electric utility will have a lot more power behind it a year or so from now – and it will come from Emera Inc. On Sept. 4, TECO Energy and Emera finalized an agreement to acquire TECO Energy, including Tampa Electric, Peoples Gas and New Mexico Gas Company. It’s an exciting time for us and for you, the electric and natural customers we’re proud to continue to serve in Florida from right here in Tampa.

The $10.4 billion transaction will likely close in the third quarter of 2016. That’s about 117 years after Tampa Electric began providing safe, reliable, and cost-effective electricity to customers in West Central Florida. In 1981, TECO Energy came into being as the holding company for Tampa Electric. Over the years, our reach grew to include Peoples Gas, Florida’s largest natural gas provider. And last year, we expanded with our own acquisition of New Mexico Gas Company, headquartered in Albuquerque.

These things will all remain the same as we enter this promising new chapter for the customers and communities Tampa Electric serves, which now will have the power of a top 20 North American regulated utility with geographic diversity and significant growth potential. This is big – and great – news for a lot of reasons.

For customers, TECO Energy President and CEO John Ramil has made it clear that the rates you pay for electricity and natural gas will remain what they’ve been: among the lowest in Florida and the nation. In fact, due to a drop in fuel costs (a pass-through cost that generates no income for us), your rates are actually less than they were five years ago.

For shareholders, the agreement is positive as evidenced in the 48 percent premium Emera will pay for TECO Energy’s stock as based on July 15 numbers.

For TECO team members, the good news is especially important to emphasize. As you can imagine, a huge number of people employed by TECO are also customers (and, in many cases, shareholders). Emera President and CEO Christopher Huskilson has stressed the need to retain TECO’s workforce. Emera, which is headquartered in Nova Scotia and operates in Canada, New England and the Caribbean, needs TECO’s hard-working team with its unique knowledge of Florida customers, regulations and many other considerations.

Maybe best of all, Emera’s financial strength – made more so now with the acquisition of TECO, which doubles its asset and customer base – has pledged its commitment to the communities we’ve served at levels that match or exceed our current involvement. That means the kind of stories you’ve heard – about how we help those in need, how we stay ready for severe weather, how we bring innovative, award-wining environmental solutions to the community and much, much more – will all continue with the benefit of scale that joining forces with Emera brings.

TECO Energy was the right company for Emera to acquire because we’ve been the right company for this community for so long. And even though our ownership will change, our name, hometown headquarters, team members – and more than anything, our commitment to you – are stronger than ever.

Additional Information and Where to Find It

The proposed transaction will be submitted to shareholders of TECO Energy for their consideration. In connection with the transaction, TECO Energy will file a proxy statement and other materials with the U.S. Securities and Exchange Commission (the “SEC”). This communication is not a substitute for the proxy statement or any other document that TECO Energy may send to its shareholders in connection with the proposed transaction.

TECO ENERGY SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT FOR THE PROPOSED TRANSACTION WHEN IT IS FILED, AND ANY AMENDMENT OR SUPPLEMENT THERETO THAT MAY BE FILED, WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT TECO ENERGY AND THE TRANSACTION. All such documents, when filed, are available free of charge at the SEC’s website (www.sec.gov), at TECO Energy’s website at www.tecoenergy.com or by sending a written request to TECO Energy Inc., Corporate Secretary, P.O. Box 111, Tampa, FL 33602.

Participants in the Solicitation

TECO Energy and its directors and executive officers are deemed to be participants in any solicitation of TECO Energy shareholders in connection with the proposed transaction. Information about TECO Energy’s directors and executive officers is available in TECO Energy’s definitive proxy statement, dated March 11, 2015, in connection with its 2015 annual meeting of shareholders, and in TECO Energy’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.